UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Hatteras Financial Corp.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☒	No fee required

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule and the date of its filing.

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751 W. Fourth Street, Suite 400

Winston-Salem, North Carolina 27101

(336) 760-9331

March 25, 2016

Dear shareholder:

The board of directors and executive officers of Hatteras Financial Corp., a Maryland corporation, join me in extending to you a cordial invitation to attend the 2016 annual meeting of our shareholders. This meeting will be held on Wednesday, May 4, 2016, at 10:30 a.m., local time, at the Old Town Club, 2875 Old Town Club Road, Winston-Salem, North Carolina 27106.

Pursuant to rules adopted by the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) on or about March 25, 2016 to our shareholders of record on March 2, 2016. The Notice contains instructions for your use of this process, including how to access our proxy statement and annual report over the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report.

If you are unable to attend the meeting in person, it is very important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. If you vote your shares over the Internet, by mail or by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

We look forward to seeing you on May 4, 2016.

Sincerely,

Michael R. Hough

Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 4, 2016

To our shareholders:

You are cordially invited to attend the 2016 annual meeting of the shareholders of Hatteras Financial Corp., a Maryland corporation, which will be held at the Old Town Club, 2875 Old Town Club Road, Winston-Salem, North Carolina 27106, on May 4, 2016 at 10:30 a.m., local time. At the meeting, shareholders will consider and vote on the following matters:

1.	the election of eight directors to hold office until our 2017 annual meeting of shareholders and until his or her successor has been duly elected and qualifies;

2.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

3.	the approval, by non-binding vote, of executive compensation.

In addition, shareholders will consider and vote on such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

If you own shares of our common stock as of the close of business on March 2, 2016, you can vote those shares by proxy or at the meeting.

Whether or not you plan to attend the meeting in person, please authorize your proxy to vote your shares over the Internet, as described in the Notice of Internet Availability of Proxy Materials (“Notice”). Alternatively, if you received a paper copy of the proxy card by mail, please mark, sign, and date and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Shareholders who vote over the Internet, by mail or by telephone prior to the meeting may nevertheless attend the meeting, revoke their proxies and vote their shares in person.

By order of the board of directors:

Kenneth A. Steele

Chief Financial Officer, Secretary and Treasurer

Winston-Salem, North Carolina

March 25, 2016

2016 ANNUAL MEETING OF SHAREHOLDERS

OF

HATTERAS FINANCIAL CORP.

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?

A:	Our board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at the Old Town Club, 2875 Old Town Club Road, Winston-Salem, North Carolina 27106, on Wednesday, May 4, 2016, at 10:30 a.m., local time. Pursuant to the rules adopted by the Securities and Exchange Commission (“SEC”), we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which is referred to herein as the “Notice,” on or about March 25, 2016 to our shareholders of record on March 2, 2016. The Notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:	When was the Notice mailed?

A:	The Notice was mailed to shareholders beginning on or about March 25, 2016.

Q:	Who is entitled to vote?

A:	All shareholders of record as of the close of business on March 2, 2016, the record date, are entitled to vote at the annual meeting.

Q:	What is the quorum for the meeting?

A:	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 94,529,206 shares of common stock were issued and outstanding. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 2, 2016. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:	How many votes do I have?

A:	You are entitled to one vote for each whole share of common stock you held as of the record date. Our shareholders do not have the right to cumulate their votes for directors.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, Wells Fargo Shareowner Services, you are the “shareholder of record” of those shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. The Notice and proxy statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Q:	How do I vote?

A:	Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the Internet as described in the Notice. Alternatively, if you received a paper copy of the proxy card by mail please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Authorizing your proxy over the Internet, by mailing a proxy card or by telephone will not limit your right to attend the annual meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions.

Q:	How do I vote my shares that are held by my broker?

A:	If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the Internet. If you have shares held by a broker, you must obtain a written proxy executed in your favor, from the broker holding your shares in order to vote your shares in person at the annual meeting.

Q:	What am I voting on?

A:	You will be voting on:

•	Proposal 1: the election of eight directors to hold office until our 2017 annual meeting of shareholders and until his or her successor has been elected and qualifies;

•	Proposal 2: the ratification of the appointment of Ernst & Young LLP to act as our independent registered public accounting firm for year ending December 31, 2016; and

•	Proposal 3: the approval, by non-binding vote, of executive compensation.

In addition, you will be voting on such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Directors	The election of the director nominees must be approved by a plurality of the votes cast. However, any nominee for director must submit to the board of directors a written offer to resign from the board within two weeks after our certification of the voting results, if the nominee received a greater number of votes withheld from his or her election than votes for such election. The compensation and governance committee will consider the resignation offer and make a recommendation to the board of directors concerning the acceptance or rejection of the resignation offer. Any director tendering a resignation offer to the board of directors will not participate in the committee or board consideration regarding whether to accept such resignation offer.

	Proposal 2: Ratification of Independent Auditors	Ratification of the appointment of auditors requires a majority of the votes cast.

	Proposal 3: Advisory Vote Approving Executive Compensation	Advisory vote approving executive compensation requires a majority of the votes cast.

Q:	How are abstentions and broker non-votes treated?

A:	If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item (such as the election of directors and the advisory vote approving our executive compensation) and has not received instructions from the beneficial owner.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange (“NYSE”) rules to vote your shares on the ratification of Ernst & Young LLP as our independent registered public accounting firm even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or the advisory vote approving our executive compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors and the vote on our executive compensation, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. For purposes of the ratification of Ernst & Young LLP as our independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Important: Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, pursuant to NYSE Rule 452, their shares will not be voted in connection with the election of directors or the proposal on our executive compensation. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

Q:	Will there be any other items of business on the agenda?

A:	The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. In the event that any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	What happens if I submit my proxy without providing voting instructions on all proposals?

A:	Proxies properly submitted via the Internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted as follows:

•	if you are a shareholder of record, “FOR” each of the director nominees (Proposal 1),

•	“FOR” the ratification of the appointment of our independent registered public accounting firm (Proposal 2), and

•	if you are a shareholder of record, “FOR” the approval, by non-binding vote, of executive compensation (Proposal 3).

Q:	Will anyone contact me regarding this vote?

A:	No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:	Who has paid for this proxy solicitation?

A:	We have paid the entire expense of preparing, printing and mailing the Notice and, to the extent requested by our shareholders, the proxy materials and any additional materials furnished to shareholders. Proxies may be solicited by our directors or officers or by employees of our external manager, Atlantic Capital Advisors LLC, personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q:	May shareholders ask questions at the annual meeting?

A:	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:	How many copies should I receive if I share an address with another shareholder?

The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our proxy materials, unless the affected shareholder has provided us with contrary instructions. This procedure provides extra convenience for shareholders and cost savings for companies.

Our company and some brokers, banks or other agents may be householding our proxy materials. A single Notice and, if applicable, a single set of our proxy materials, including the proxy statement, the accompanying proxy card, our annual report and the Notice, will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Shareholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061 or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Notice and, if applicable, a single set of our proxy materials, to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, our proxy materials, you may send a written request to Hatteras Financial Corp., 751 W. Fourth Street, Suite 400, Winston-Salem, North Carolina 27101, Attention: Corporate Secretary. In addition, if you are receiving multiple copies of the Notice and, if applicable, our proxy materials, you can request householding by contacting our Corporate Secretary in the same manner.

Q:	What does it mean if I receive more than one Notice?

A:	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please submit all of your proxies over the Internet, following the instructions provided in the Notice, by mail or by telephone to ensure that all of your shares are voted.

Q:	Can I change my vote after I have voted?

A:	Yes. Proxies properly submitted over the Internet, by mail or by telephone do not preclude a shareholder from voting in person at the meeting. A shareholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy. If you have shares held by a broker, you must obtain a written proxy executed in your favor, from the broker holding your shares in order to vote your shares in person at the annual meeting.

Q:	Can I find additional information on the company’s website?

A:	Yes. Our website is located at www.hatfin.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC. Within the time period required by the SEC, we will post on our website any amendment to our code of business conduct and ethics and any waiver applicable to any executive officer, director or senior financial officer. A copy of our corporate governance guidelines, our code of business conduct and ethics and each of the charters of our board committees may be obtained free of charge by writing to Hatteras Financial Corp., 751 W. Fourth Street, Suite 400, Winston-Salem, North Carolina 27101, Attention: Corporate Secretary.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors consists of eight members with directors serving one-year terms and until their successors are duly elected and qualified. The term for each director expires at each annual meeting of shareholders.

At the 2016 annual meeting, all eight directors will be elected to serve until the 2017 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated our current directors, David W. Berson, Benjamin M. Hough, Michael R. Hough, Ira G. Kawaller, Vicki McElreath, Jeffrey D. Miller, William V. Nutt, Jr. and Thomas D. Wren, to serve as directors (the “Nominees”). The board of directors anticipates that each Nominee will serve, if elected, as a director. However, if anyone nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the board of directors may recommend.

The board of directors recommends a vote FOR each Nominee.

The Board of Directors

The manager, Atlantic Capital Advisors LLC, manages our day-to-day operations, subject to the supervision of our board of directors. Members of our board are kept informed of our business through discussions with the manager’s executive officers, by reviewing materials provided to them and by participating in meetings of the board and its committees.

Information Regarding the Nominees

The following table and biographical descriptions set forth certain information with respect to each Nominee for election as a director at the annual meeting. The board has identified specific attributes of each Nominee that the board has determined qualify that person for service on the board.

Nominees	Age	Principal Occupation	Director Since
David W. Berson	61	Senior Vice President and Chief Economist for Nationwide Mutual Insurance Company	2007
Benjamin M. Hough	51	President, Chief Operating Officer and Director	2007
Michael R. Hough	55	Chairman and Chief Executive Officer	2007
Ira G. Kawaller	66	Founder and President of Kawaller & Co., LLC	2007
Vicki McElreath	66	Former Managing Partner of PricewaterhouseCoopers LLP	2014
Jeffrey D. Miller	45	Senior Vice President, General Counsel and Secretary of Highwoods Properties, Inc.	2007
William V. Nutt, Jr.	60	Chief Operating Officer at Piedmont Trust Company	2015
Thomas D. Wren	64	Former Treasurer of MBNA America	2007

David W. Berson

Independent Director

Board Committees: Audit, Compensation and Governance and Finance (Chair)

Career Highlights:

Nationwide Mutual Insurance Company

•    Senior vice president and chief economist (2012–present); leads a team of economic analysts delivering economic forecasts and analyses

The PMI Group

•    Senior vice president, chief economist, head of risk analytics and strategist (2007–2012); responsible for analyses and forecasts of the economy, housing and mortgage markets; domestic/global research and planning; risk and pricing analytics; and strategic planning

Fannie Mae

•    Vice president and chief economist

Other Prior Experience:

•    U.S. League of Savings Institutions (senior economist)

•    Wharton Econometrics (chief financial economist)

•    Federal Reserve Bank of Kansas City (visiting scholar)

•    Claremont McKenna College and Claremont Graduate School (assistant professor of economics)

•    Council of Economic Advisors (staff economist)

•    Treasury Department (economic analyst)

Education/Honors:

•    B.A. degree from Williams College

•    Ph.D. in economics and an M.P.P. in public policy from the University of Michigan

Qualifications: The board of directors has determined that it is in the best interests of our company and our shareholders for Dr. Berson, in light of his expertise in risk analytics and the economy, housing and mortgage markets and his Fannie Mae experience, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

Benjamin M. Hough

President and Chief Operating Officer

Career Highlights:

Hatteras Financial Corp.

•    President and chief operating officer (2007–present)

Atlantic Capital Advisors LLC (the manager)

•    Co-founder, president, chief operating officer and director (2007–present)

ACM Financial Trust (a private mortgage real estate investment trust (“REIT”) managed by the manager)

•    Co-founder, president, chief operating officer and director (2001–present)

BB&T Capital Markets

•    Vice president of institutional fixed income sales and trading (1997–2001)

Other Prior Experience:

•    First National Bank of Maryland (vice president of fixed income sales)

•    NationsBanc Capital Markets (formerly American Security Bank) (vice president in institutional fixed income trading and sales)

Education/Honors:

•    B.A. degree from the University of North Carolina at Chapel Hill

Other Information: Benjamin M. Hough and Michael R. Hough, our chairman and chief executive officer, are brothers.

Qualifications: The board of directors has determined that it is in the best interests of our company and our shareholders for Mr. Hough, in light of his day-to-day company-specific operational experience, and his experience with fixed income markets, balance sheet management, portfolio analysis and mortgage REITs, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

Michael R. Hough

Chairman and Chief Executive Officer

Career Highlights:

Hatteras Financial Corp.

•    Chairman and chief executive officer (2007–present)

Atlantic Capital Advisors LLC (the manager)

•    Co-founder, chief executive officer and director (2007–present)

ACM Financial Trust (a private mortgage REIT managed by the manager)

•    Co-founder, chief executive officer and director (1998–present)

First Winston Securities, Inc.

•    Principal and founding member (1988–1997); head of taxable trading and sales at the regional fixed-income broker-dealer

Other Prior Experience:

•    Wachovia Bank N.A. (taxable trader in the fixed income department)

Education/Honors:

•    B.A. degree from Wake Forest University

Other Information: Michael R. Hough and Benjamin M. Hough, our president, chief operating officer and director, are brothers.

Qualifications: The board of directors has determined that it is in the best interests of our company and our shareholders for Mr. Hough, in light of his day-to-day company-specific operational experience, finance and market experience and his mortgage REIT experience, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

Ira G. Kawaller

Independent Director

Board Committees: Compensation and Governance and Finance

Career Highlights:

Kawaller & Co., LLC

•    Founder and president (1998–present); consulting activities have specialized in assisting commercial enterprises in their use of derivative instruments in managing their financial risk

Kawaller Fund

•    Managing partner (2004–2011) of the a derivatives-only commodity pool

Education/Honors:

Ph.D. in economics from Purdue University

Other Prior Experience:

•    New York office of the Chicago Mercantile Exchange (vice president and director)

•    J. Aron & Company, AT&T, and the Board of Governors of the Federal Reserve System (various positions)

•    Financial Accounting Standards Board’s Derivatives Implementation Group (member)

•    Government Accounting Standards Board’s Derivative Instrument Task Force on Derivatives and Hedging (member)

•    International Association of Quantitative Finance, (formerly the International Association of Financial Engineers) (board member)

•    Columbia University and Polytechnic University (adjunct professor)

Qualifications: The board of directors has determined that it is in the best interests of our company and our shareholders for Dr. Kawaller, in light of his expertise and significant experience in derivative instruments for risk management purposes and his accounting and finance experience, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

Vicki McElreath

Independent Director

Board Committees: Audit

Career Highlights: PricewaterhouseCoopers LLP • Managing partner (1999–2006) Price Waterhouse • Partner (1990–1999); various other positions (1979–1990)

Other Board Service:

•    Piedmont Natural Gas Company, Inc. (NYSE:PNY) (2006–present) (director and member of audit committee (chair since 2007) and benefits committee)

•    RBC Bank (USA), a subsidiary of The Royal Bank of Canada) (2012–2015) (director, chair of audit committee and member of risk committee)

•    RBC Bank, Inc. (2006–2012) (director, chair of audit committee and member of trust and compliance committees)

Education/Honors:

•    Bachelor’s degree in business administration from Georgia State University (major in accounting)

•    Certified public accountant (currently on approved inactive status)

Qualifications: The board of directors has determined that it is in the best interests of our company and our shareholders for Ms. McElreath, in light of her accounting and finance background and directorship experiences, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

Jeffrey D. Miller

Lead Independent Director

Board Committees: Audit and Compensation and Governance (Chair)

Career Highlights:

Highwoods Properties, Inc. (NYSE:HIW)

•    Senior vice president, general counsel and secretary (2007–present)

DLA Piper LLP (US)

•    Partner (2005–2007); practice focused on securities, corporate governance and related strategic matters, and served as general outside counsel to a variety of publicly- traded REITs

Other Prior Experience:

•    Alston & Bird LLP (partner)

Education/Honors:

•    B.A. from Pennsylvania State University

•    J.D. and M.B.A. from Wake Forest University

•    Admitted to practice law in North Carolina

Qualifications: The board of directors has determined that it is in the best interests of our company and our shareholders for Mr. Miller, in light of his public company corporate governance expertise and significant experience providing strategic advice to public REITs, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

William V. Nutt, Jr.

Independent Director

Board Committees: Compensation and Governance and Finance

Career Highlights:

Piedmont Trust Company

•    Chief operating officer (2015–present); leads the company’s growth initiatives, including the expansion of its investment, fiduciary and family office services

Bankers Financial Corporation

•    Various positions (2011–2014), including chief operating officer, director and president—business solutions group and chairman of the enterprise risk management committee

United Guaranty Corporation

•    President, chief executive officer and director (2001–2009); president and chief operating officer of United Guaranty Residential Insurance Company (a mortgage insurance subsidiary) (1999–2001); and various other positions in sales, capital markets, operations and risk management (1978–1999)

Other Prior Experience:

•    Mortgage Insurance Companies of America (president and member of executive committee)

•    National Advisory Council of the Federal National Mortgage Association (member)

Education/Honors:

•    B.A. degree from the University of North Carolina at Chapel Hill

•    Completed the executive program at the University of North Carolina at Chapel Hill Kenan-Flagler Business School

Qualifications: The board of directors has determined that it is in the best interests of our company and our shareholders for Mr. Nutt, in light of his experiences and expertise in risk analytics, business management and the housing and mortgage markets, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

Thomas D. Wren

Independent Director

Board Committees: Audit (Chair) and Finance

Career Highlights:

MBNA America

•    Treasurer and director of funds management in the treasury division (1996–2006);oversaw investment and funding activities including liquidity management, investment portfolio management, structured finance and all related capital market programs

Shawmut National Corporation

•    Chief investment and funding officer (1993–1995)

Comptroller of the Currency (“OCC”)

•    Various positions, including managing the OCC’s London operation (1987–1990)

Other Board Service:

•    ACM Financial Trust (a private mortgage REIT managed by the manager) (director and shareholder)

•    Delaware Community Foundation (member of investment committee)

•    Christiana Care Health System (member of finance committee and chairman of investment committee)

•    Brandywine, Brandywine Blue and Brandywine Advisors (domestic mutual funds managed by Freiss Associates, LLC) (former member of the boards and chair of the audit committees)

•    Citibank (South Dakota), N.A. (a wholly-owned subsidiary of Citigroup, Inc.) (former member of the board and the audit and executives committee)

Qualifications: The board of directors has determined that it is in the best interests of our company and our shareholders for Mr. Wren, in light of his public company accounting and financial reporting expertise, his banking and finance experience, and his senior officer and directorship experiences, to continue to serve as a director of the board of directors, subject to shareholder approval at the annual meeting.

  Biographical Information Regarding Executive Officers Who Are Not Directors

The biographical descriptions below set forth certain information with respect to executive officers who are not directors.

Kenneth A. Steele

Age: 52

Chief Financial Officer, Secretary and Treasurer

Career Highlights:

Hatteras Financial Corp.

•    Chief financial officer, secretary and treasurer (2007–present)

Atlantic Capital Advisors LLC (the manager)

•    Chief financial officer, secretary and treasurer (2007–present)

ACM Financial Trust (a private mortgage REIT managed by the manager)

•    Chief financial officer, secretary and treasurer (2002–present)

Other Prior Experience:

Dixon Odom PLLC

•    Senior manager (1991–2002); specialized in real estate, financial institutions, mergers and acquisitions, REIT tax and public and private real estate investment partnerships, and provided services related to corporate finance, commercial and residential development and equity investment

Education/Honors:

•    B.S. degree in business administration from the University of North Carolina at Chapel Hill

•    Masters of Accounting from the Kenan Flagler Business School at the University of North Carolina at Chapel Hill

•    Certified public accountant

Frederick J. Boos, II

Age: 62

Executive Vice President and Chief Investment Officer

Career Highlights:

Hatteras Financial Corp.

•    Executive vice president and chief investment officer (2013–present); executive vice president and co-chief investment officer (2007–2013)

Atlantic Capital Advisors LLC (the manager)

•    Executive vice president and chief investment officer (2013–present); executive vice president and co-chief investment officer (2007–2013)

ACM Financial Trust (a private mortgage REIT managed by the manager)

•    Executive vice president and chief investment officer (2006–present)

MBNA America

•    Executive vice president and director of asset liability and capital management (2003–2006)

Other Prior Experience:

•    Maryland National Bank; First National Bank of Maryland; Shawmut National Bank; and American Security Bank (senior vice president and investment portfolio manager); bank treasury responsibilities included liquidity and risk management, capital management, economic capital planning, residential mortgage portfolio management as well as numerous bank ALCO Directorships

Education/Honors:

•    B.S. in finance from the University of Maryland, College Park

•    Masters of Business Administration from American University

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure include the following:

•	the board of directors is not staggered; instead, each of our directors is subject to re-election annually;

•	our board of directors established majority voting procedures with respect to the election of directors;

•	of the eight persons who serve on the board of directors, the board of directors has determined that six of our directors, or 75%, satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

•	two members of our audit committee qualify as an “audit committee financial expert” as defined by the SEC;

•	the compensation and governance committee of the board of directors evaluates annually the effectiveness of the board as a whole, of each of our committees and of each individual director, and the committee engages outside counsel to conduct individual interviews of the directors to assist the committee in its evaluations, which are designed, among other matters, to identify areas in which the board would be better served by adding new members with different skills, backgrounds or areas of experience;

•	we have opted out of the control share acquisition statute and the business combination statute of the Maryland General Corporation Law;

•	we do not have a shareholder rights plan;

•	we have stock ownership guidelines for our non-employee members of our board of directors and our executive officers; and

•	we have a lead independent director whose authority and responsibilities are described below under “—Lead Independent Director.”

Board Leadership

The board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The board understands that there is no single, generally accepted approach to providing board leadership and the right board leadership structure may vary as circumstances warrant. Consistent with this understanding, our independent directors consider the board’s leadership structure on an annual basis.

The board of directors will annually elect a chairman of the board, who may or may not be the chief executive officer of our company. If the individual elected as chairman of the board is our chief executive officer, the board of directors shall also elect a lead independent director. Michael R. Hough has served as our chairman of the board and chief executive officer since our formation in 2007 and is involved in both our day-to-day operations and the strategic decision making at the board level. Based on its most recent review of our leadership structure, the board continues to believe that this leadership structure is optimal for us because it provides our company with strong and consistent leadership. The board believes that having one leader serving as both chairman of the board and chief executive officer provides us with decisive and effective leadership.

In considering its leadership structure, the board has taken a number of factors into account. The board, which consists of a majority of independent directors, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the board’s committees—audit, compensation and governance, and finance committees—are comprised entirely of independent directors. Further, as specified in our corporate governance guidelines (and as discussed in greater detail below), the board has designated one of its independent directors as the lead independent director, with significant responsibilities. A number of board and committee processes and procedures, including regular executive sessions of non-management directors and a regular review of the manager’s performance, provide substantial independent oversight of our management’s performance. Finally, under our bylaws and corporate governance guidelines, the board has the ability to change its structure, should that be deemed appropriate and in the best interest of our company and our shareholders. The board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis.

The chairman of the board presides at all meetings of the shareholders and of the board as a whole. The chairman performs such other duties, and exercises such powers, as from time to time shall be prescribed in our bylaws or by the board of directors. As discussed below, the lead independent director performs such duties as may be specified by the board and outlined in the charter of the lead independent director.

Lead Independent Director

As stated in the charter of the lead independent director, if the chairman of the board and chief executive officer are the same person, our board of directors will annually elect a non-management and independent director to serve in a lead capacity to coordinate the activities of the other non-management and independent directors, and to perform any other duties and responsibilities that the board of directors may determine. Although annually elected, it is generally expected that he or she will serve for more than one year. Jeffrey D. Miller has served as our lead independent director since September 2009.

The role of the lead independent director includes:

•	presiding at executive sessions, with the authority to call meetings of the independent directors;

•	functioning as principal liaison on board-wide issues between the independent directors and the chairman;

•	approving the appropriate provision of information sent to the board, including agenda items;

•	facilitating the board’s approval of the number and frequency of board meetings, as well as meeting schedules, to assure that there is sufficient time for discussion;

•	authorizing the retention of outside advisors and consultants who report directly to the board of directors; and

•	if requested by shareholders, ensuring that he/she is available, when appropriate, for consultation and direct communication.

The charter of the lead independent director is available at our website at www.hatfin.com in the “Governance Documents” area of the “Corporate Governance” section.

Director Independence

Under the enhanced corporate governance standards of the NYSE, at least a majority of our directors, and all of the members of our audit committee and compensation and governance committee, must meet the test of “independence.” The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Our board of directors has affirmatively determined that each of Drs. Berson and Kawaller, Messrs. Miller, Nutt and Wren and Ms. McElreath satisfies the bright-line independence criteria of the NYSE and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board of directors. Therefore, we believe that all of these directors, who constitute a majority of our board of directors, are independent under the NYSE rules.

We have implemented procedures for interested parties, including shareholders, to communicate directly with our independent directors. We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board of directors, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. See “Communication with the Board of Directors, Independent Directors and the Audit Committee.”

Board Meetings

The board of directors held eight meetings during 2015, and each director attended over 75% of the board meetings and each director’s respective committee meetings. Two directors, Messrs. Michael and Benjamin Hough attended the last annual meeting of shareholders. The board of directors does not have a policy with respect to directors’ attendance at annual meetings of shareholders and, because of the routine nature of the meeting and historical low levels of in-person shareholder participation at annual meetings of shareholders, independent members of board of directors did not attend the last annual meeting of shareholders.

As required by the NYSE rules, the independent directors of our board regularly meet in executive session, without management present. Generally, these executive sessions follow after each meeting of the board and each committee meeting. In 2015, the independent directors of the board met in executive sessions without management present at least four times. Our lead independent director presides over such independent, non-management sessions of the board.

Board Committees

Our board of directors has appointed an audit committee, a compensation and governance committee and a finance committee and has adopted a written charter for each of these committees. Each of these committees is composed exclusively of independent directors, as defined in the rules and listing qualifications of the NYSE and, with respect to the members of the audit committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act. Moreover, the compensation and governance committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Securities Exchange Act, non-employee directors and will qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Matters put to a vote at any one of these three committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee. Our board of directors may from time to time establish other committees to facilitate the management of our company.

Audit Committee

The audit committee is responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. In addition, the audit committee reviews and oversees our internal audit function, which reports directly to the audit committee. Mr. Wren chairs our audit committee and Mr. Wren and Ms. McElreath serve as our “audit committee financial experts,” as that term is defined by the SEC. Dr. Berson and Mr. Miller are also members of the audit committee. Each member of the audit committee is financially literate and able to read and understand fundamental financial statements. The board of directors has reviewed the audit committee members’ service on audit committees of other public companies and has determined that such simultaneous service, if any, does not impair the members’ ability to serve on our audit committee. The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

It is our policy and procedure that the audit committee review and approve any transaction involving any of our executive officers, directors, director nominees, a 5% or greater shareholder or their immediate family members that we would be required to report pursuant to Item 404(a) of Regulation S-K promulgated by the SEC. Item 404(a) requires disclosure of any transaction, since the beginning of our last fiscal year, or any currently proposed transaction, in which the amount involved exceeds $120,000, and in which any of the related persons described above had or will have a direct or indirect material interest.

In addition, the committee is responsible for reviewing any transactions that involve potential conflicts of interest, including any potential conflicts involving executive officers, directors and their immediate family members. Our written code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the board of directors. Our code of business conduct and ethics requires any employee, officer or director to report any actual conflict of interest to our compliance officer. Under our code of business conduct and ethics, all contracts and transactions between our company and any executive officer or director or their immediate family members (or any entity in which such executive officer or director is a director or has a material financial interest) must be reviewed and approved by a majority of disinterested directors. In addition, our corporate governance guidelines require that each member of our board of directors consult the chairman of the board in advance of accepting an invitation to serve on another company’s board if the director has concerns about whether serving as a director of another company might conflict with his or her duties to our company. In that situation, our corporate governance guidelines also suggest that the director inform the compensation and governance committee in writing of the director’s decision. Because the facts and circumstances regarding potential conflicts are difficult to predict, the board of directors has not adopted a written policy for evaluating conflicts of interests. In the event a conflict of interest arises, the board of directors will review, among other things, the facts and circumstances of the conflict, our applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and the NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.

The audit committee held six meetings in 2015.

Compensation and Governance Committee

The compensation and governance committee evaluates the performance of the manager (including our executive officers, which are provided by the manager), reviews the compensation and fees payable to the manager under our management agreement, administers the issuance of any stock issued to our employees or employees of the manager that provide services to us under our equity incentive plans, implements and oversees our corporate governance guidelines and code of business conduct and ethics, adopts policies with respect to conflicts of interest, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, conducts director candidate searches, oversees and evaluates our board of directors and management, evaluates from time to time the appropriate size and composition of our board of directors and recommends, as appropriate, increases, decreases and changes in the composition of our board of directors and formally proposes the slate of directors to be elected at each annual meeting of our shareholders. Our compensation and governance committee may designate a sub-committee of at least one member to address specific issues on behalf of the committee. Mr. Miller chairs our compensation and governance committee. Drs. Berson and Kawaller and Mr. Nutt are also members of the compensation and governance committee.

The compensation and governance committee held five meetings in 2015.

Finance Committee

The finance committee assists the board of directors in fulfilling its oversight responsibilities by reviewing and reporting to the board on (i) our risk management and risk assessment guidelines and policies regarding market, interest rate, credit, liquidity and funding risk and such other risks as necessary to fulfill the committee’s duties and responsibilities, (ii) our risk tolerance and (iii) our portfolio management, hedging, capital, liquidity and funding. Dr. Berson chairs our finance committee. Dr. Kawaller and Messrs. Nutt and Wren are also members of the finance committee.

The finance committee held four meetings in 2015.

Risk Management

The board of directors oversees our risk management policies and strategies. Our executive officers, who are responsible for our day-to-day risk management practices, regularly present to the board of directors a comprehensive report on the material risks to the company, including, among others, operational risk, liquidity risk, interest rate risk, strategic risk, compliance and reporting risk and capital market risk. The management team also reviews with the board of directors the company’s risk mitigation policies and strategies specific to each risk that is identified. If necessary, the board of directors may delegate specific risk management tasks to management or an appropriate committee. The audit committee also actively monitors our risks throughout the year, and with the aid of management, identifies any additional risks that need to be elevated for the full board’s consideration.

Self-Evaluation and Nomination of Directors

Before each annual meeting of shareholders, the compensation and governance committee considers the nomination of all directors whose terms expire at the next annual meeting of shareholders and also considers new candidates whenever there is a vacancy on the board or whenever a vacancy is anticipated due to a change in the size or composition of the board, a retirement of a director or for any other reasons. In addition to considering incumbent directors, the compensation and governance committee identifies director candidates based on recommendations from the directors and executive officers. The committee may from time to time engage the services of third-party search firms to assist in identifying or evaluating director candidates. Such a firm was engaged in 2015 to assist in identifying candidates for a potential increase in the size of the board of directors.

The compensation and governance committee of the board of directors evaluates annually the effectiveness of the board as a whole, of each of our committees and of each individual director, and the committee engages outside counsel to conduct individual interviews of the directors to assist the committee in its evaluations. These evaluations are designed, among other matters, to identify any areas in which the board would be better served by adding new members with different skills, backgrounds or areas of experience.

The board of directors considers director candidates based on a number of factors including:

•	whether the board member will be “independent,” as such term is defined by the NYSE listing standards;

•	whether the candidate possesses the highest personal and professional ethics, integrity and values;

•	whether the candidate has demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment;

•	whether the candidate has experience in areas important to the operations of our company;

•	whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment; and

•	whether the candidate provides a diversity of viewpoints, background, experience and demographics as compared with the current members of the board.

Candidates are also evaluated based on their understanding of our business and willingness to devote adequate time to carrying out their duties. The compensation and governance committee also monitors the mix of skills, experience and background to assure that the board has the necessary composition to effectively perform its oversight function. As noted immediately above, diversity characteristics of a candidate are just one of several factors considered by the committee when evaluating director candidates. A candidate will neither be included nor excluded from consideration solely based on his or her diversity traits. The compensation and governance committee conducts regular reviews of current directors in light of the considerations described above and their past contributions to our board of directors. The board reviews the effectiveness of its director candidate nominating policies annually.

The compensation and governance committee will consider appropriate nominees for directors whose names are submitted in writing by a shareholder of our company. Director candidates submitted by our shareholders will be evaluated by the compensation and governance committee on the same basis as any other director candidates. We did not receive any nominations of directors by shareholders for the 2016 annual meeting.

Nominations must be addressed to Hatteras Financial Corp., 751 W. Fourth Street, Suite 400, Winston-Salem, North Carolina 27101, Attn: Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director, if elected. In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws and below under “Shareholder Proposals.”

Policy on Majority Voting

Pursuant to our majority voting policy, in an uncontested election of directors, any nominee for director who receives a greater number of votes withheld from his or her election than votes for such election will, within two weeks after our certification of the voting results, submit to the board of directors a written offer to resign from the board. The compensation and governance committee will consider the resignation offer and, within 60 days after our certification of the voting results, make a recommendation to the board of directors concerning the acceptance or rejection of the resignation offer.

In determining its recommendation to the board of directors, the compensation and governance committee will consider all factors it deems relevant, which may include:

•	the stated reason or reasons why shareholders cast withheld votes for the director;

•	the qualifications of the director (including, for example, whether the director serves on the audit committee of the board of directors as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the audit committee in such capacity); and

•	whether the director’s resignation from the board of directors would be in our best interests and the best interests of our shareholders.

The compensation and governance committee also will consider alternatives concerning the resignation offer as the compensation and governance committee members deem appropriate, which may include:

•	acceptance of the resignation offer;

•	rejection of the resignation offer; or

•	rejection of the resignation offer coupled with a commitment to seek to address the underlying cause or causes of the majority-withheld vote.

The board of directors will take formal action on the compensation and governance committee’s recommendation no later than 90 days after our certification of the voting results. In considering the recommendation, the board of directors will consider the information, factors and alternatives considered by the compensation and governance committee and such additional information, factors and alternatives the board of directors deems relevant. Any director who tenders his or her resignation offer will not participate in the committee recommendation or board action regarding whether to accept the resignation offer. We will promptly disclose, in a Current Report on Form 8-K furnished to the SEC, the decision of the board of directors. The board of directors will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the resignation.

Compensation and Governance Committee Interlocks and Insider Participation

None of the members of our compensation and governance committee is or has been employed by us. Two of our executive officers, Messrs. Hough and Hough, currently serve as executive officers and members of the board of directors of ACM Financial Trust, Inc. (“ACM”), a private mortgage REIT managed by the manager, Atlantic Capital Advisors LLC. None of our other executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation and governance committee.

Director Compensation for 2015

In 2015, each member of our board of directors who was not an employee of our company received annual compensation for service as a director as follows:

•	each non-employee director received an annual fee of $50,000 through June 30, 2015 and $60,000 effective July 1, 2015;

•	the lead independent director received an additional annual fee of $15,000;

•	the chairman of our audit committee was paid an annual fee of $10,000, and the chairman of our compensation and governance committee received an annual fee of $5,000; and

•	each member of our board of directors was also reimbursed for reasonable out-of-pocket expenses associated with service on our behalf and with attendance at or participation in board meetings or committee meetings, including reasonable travel expenses.

Non-employee directors also participate in our equity incentive plans. We provide an initial grant of shares of restricted common stock to each non-employee director upon appointment to our board. We also provide for an annual grant of shares of restricted common stock to each non-employee director around January 31st of each year. For 2015, each annual grant was for a number of shares of restricted common stock having a fair market value as near to $60,000 as possible without exceeding such value. For 2016, each annual grant will be for a number of shares of restricted common stock having a fair market value as near to $65,000 as possible without exceeding such value. The value of such shares of restricted common stock is based on the 10-day average closing price of our common stock on the NYSE prior to the date of grant. Each initial and annual restricted common stock grant will vest in equal installments over five years beginning on the first anniversary of the date of the grant, provided that the recipient remain a director of our company on the vesting date. Pursuant to the applicable award agreement, in the event of a change in control of our company, all outstanding shares of restricted common stock granted under the plan to our non-employee directors will become fully vested.

Our board of directors (or a duly formed committee thereof) may revise our non-employee directors’ compensation in its discretion.

The following table summarizes the compensation that we paid to our non-employee directors in 2015:

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
David W. Berson	$55,000	$59,394	$114,394
Ira G. Kawaller	55,000	59,394	114,394
Vicki McElreath	55,000	59,394	114,394
Jeffrey D. Miller	75,000	59,394	134,394
William V. Nutt, Jr.	46,666	55,413	102,079
Thomas D. Wren	65,000	59,394	124,394

(1)	Represents restricted common stock awards granted pursuant to our 2010 Equity Incentive Plan. The dollar value is computed in accordance with FASB ASC Topic 718. See Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for a discussion of our accounting of shares of restricted common stock and the assumptions used. The grant date fair value of each award to Drs. Berson and Kawaller, Messrs. Miller and Wren and Ms. McElreath is $18.18 per share. Mr. Nutt joined the board of directors on February 26, 2015 and received an initial grant of 3,048 shares of restricted common stock with a grant date fair value of $18.18 per share. As of December 31, 2015, the aggregate number of shares of common stock held by non-employee directors was as follows: Dr. Berson 18,243; Dr. Kawaller, 23,263; Ms. McElreath 5,001, Mr. Miller, 17,243; Mr. Nutt, 3,048, and Mr. Wren, 17,243.

Stock Ownership Guidelines

The compensation and governance committee has established stock ownership guidelines for non-employee directors. The compensation and governance committee believes that encouraging each director to maintain a meaningful ownership interest in our company relative to his or her annual fees for service as a director is in the best interest of our company and our shareholders. Under the guidelines, the compensation and governance committee has approved that each existing director should own shares in our company having a value equal to or greater than five times the director’s annual fee for service as a director (currently equal to $300,000). Common stock subject to vesting or forfeiture count toward the recommended levels. New directors would have five years from the time of joining the board of directors to meet the recommended levels. Once a director meets the stock ownership guidelines, periodic market declines in the value of our common stock will not adversely affect any previous determination by our board of directors that the stock ownership guidelines had been met by the director. Each of Drs. Berson and Kawaller and Messrs. Miller and Wren have met the stock ownership guidelines. Under the policy, Ms. McElreath and Mr. Nutt each have five years from the date they joined our company as a director to meet the stock ownership guidelines.

Corporate Governance Matters

We have adopted a code of business conduct and ethics that applies to all our executive officers and employees, the employees of the manager, and each member of our board of directors and corporate governance guidelines. We anticipate that any waivers of our code of business conduct and ethics will be posted on our website. The following documents are available at our website at www.hatfin.com in the “Governance Documents” area of the “Corporate Governance” section:

•	audit committee charter;

•	compensation and governance committee charter;

•	finance committee charter;

•	code of business conduct and ethics;

•	whistleblower policy;

•	corporate governance guidelines; and

•	the charter of the lead independent director.

Each committee reviews its written charter annually. Copies of the documents listed above are available in print to any shareholder who requests them. Requests should be sent Hatteras Financial Corp., 751 W. Fourth Street, Suite 400, Winston-Salem, North Carolina 27101, Attention: Corporate Secretary.

Communication with the Board of Directors, Independent Directors and the Audit Committee

Our board of directors may be contacted by any party via mail at the address listed below.

Board of Directors

Hatteras Financial Corp.

751 W. Fourth Street, Suite 400

Winston-Salem, North Carolina 27101

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. As discussed above, the presiding director of independent, non-management sessions of the directors is the lead independent director. The independent directors can be contacted by any party via mail at the address listed below.

Lead Independent Director

Hatteras Financial Corp.

751 W. Fourth Street, Suite 400

Winston-Salem, North Carolina 27101

The audit committee has adopted a process for anyone to send communications to the audit committee with concerns or complaints concerning our company’s regulatory compliance, accounting, audit or internal controls issues. The audit committee can be contacted by any party as via mail at the address listed below:

Chairman

Audit Committee

Hatteras Financial Corp.

751 W. Fourth Street, Suite 400

Winston-Salem, North Carolina 27101

Relevant communications are distributed to the board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected the accounting firm of Ernst & Young LLP to serve as our independent registered public accountants for the year ending December 31, 2016, and the board of directors is asking shareholders to ratify this appointment. Although current law, rules and regulations, as well as the audit committee charter, require the company’s independent auditor to be engaged, retained and supervised by the audit committee, the board of directors considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Ernst & Young LLP for ratification by shareholders as a matter of good corporate practice. Ernst & Young LLP has served as our independent registered public accountants since our initial private offering in November 2007 and is considered by our management to be well qualified.

A representative of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The board of directors recommends a vote FOR the ratification of the appointment of the independent registered public accountants.

Fee Disclosure

The following is a summary of the fees billed to our company by Ernst & Young LLP for professional services rendered for the years ended December 31, 2015 and 2014:

	Year Ended December 31, 2015	Year Ended December 31, 2014
Audit Fees	$1,065,000	$660,330
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,065,000	$660,330

Audit Fees

“Audit Fees” consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. For example, audit fees included fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by Ernst & Young LLP to be named in our registration statements and to the use of their audit report in the registration statements.

Audit-Related Fees and All Other Fees

“Audit-Related Fees” and “All Other Fees” consist of fees and related expenses for products and services other than services described under “Audit Fees” and “Tax Fees.” Ernst & Young LLP did not perform any such products or services for us during the years ended December 31, 2015 and 2014.

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

Pre-Approval Policy and Procedures

All audit, tax and other services provided to us were reviewed and pre-approved by the audit committee or a member of the audit committee designated by the full committee to pre-approve such services. The audit committee or designated member concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

The following is a report by our audit committee regarding the responsibilities and functions of our audit committee.

The audit committee oversees the company’s financial reporting process on behalf of the board of directors, in accordance with the audit committee charter. Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing opinions on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management and Ernst & Young LLP the audited financial statements for the year ended December 31, 2015 and the reports on the effectiveness of the company’s internal control over financial reporting as of December 31, 2015 contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The audit committee also reviewed and discussed with management and Ernst & Young LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the Annual Report on Form 10-K for the year ended December 31, 2015.

In addition, the audit committee received and discussed the written disclosures and the letter from Ernst & Young LLP that are required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence, discussed with Ernst & Young LLP the firm’s independence from management and the audit committee, and discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In reliance on the reviews and discussions referred to above, prior to the filing of the company’s Annual Report on Form 10-K for the year ended December 31, 2015 with the SEC, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in such Annual Report for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

Submitted by the audit committee of the board of directors

Thomas D. Wren (Chair)

David W. Berson

Vicki McElreath

Jeffrey D. Miller

COMPENSATION AND GOVERNANCE COMMITTEE REPORT

The following is a report by our compensation and governance committee regarding our executive officer compensation program.

The compensation and governance committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement (“CD&A”) with management of the company. Based on the compensation and governance committee’s review of the CD&A and the compensation and governance committee’s discussions of the CD&A with management, the compensation and governance committee recommended to the board of directors (and the board has approved) that the CD&A be included in the company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

Submitted by the compensation and governance committee of the board of directors

Jeffrey D. Miller (Chair)

David W. Berson

Ira G. Kawaller

William V. Nutt, Jr.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion & Analysis

This compensation discussion and analysis describes our compensation objectives and policies in relation to long-term equity compensation received by the named executive officers, which includes Michael R. Hough, our chairman and chief executive officer; Benjamin M. Hough, our president and chief operating officer; Kenneth A. Steele, our chief financial officer, secretary and treasurer; and Frederick J. Boos, II, our executive vice president and chief investment officer (collectively, the “named executive officers” and individually, each a “named executive officer”).

We are managed by Atlantic Capital Advisors LLC pursuant to the management agreement between the manager and us. In 2015, we did not have any executive officers whom we compensated directly with salaries or other cash compensation. For 2015, the named executive officers’ compensation was derived from the management fees we and ACM (a separate private mortgage REIT managed by the manager) pay to the manager, additional income provided by certain other investment and consulting activities of the manager, and grants of equity awards made by us directly to the named executive officers pursuant to our equity incentive plans. We do not believe that our fee arrangement with the manager or the grants of equity awards made by us to the named executive officers encourages inappropriate risk-taking. While prudent risk-taking is an important part of growing and managing a business, the compensation and governance committee believes it is important to align our compensation policies with our long-term interests and avoid short-term rewards for the manager and the named executive officers’ decisions that could pose long-term risks to us, as follows:

•	Management Fees—We pay the manager a base management fee, which is set forth in the management agreement. The base management fee is not fixed and is calculated based on a percentage of our shareholders’ equity, subject to certain adjustments. This percentage decreases as our shareholders’ equity increases. We do not pay the manager any incentive fee. Furthermore, because our shareholders’ equity would decrease if we experienced losses and, consequently, the manager’s base management fee would decrease, we believe that the manager is not incentivized to sacrifice long-term performance for short-term gains. In addition, additional equity offerings, which increase shareholders’ equity and the management fee, must be approved by a majority of the board of directors, including our independent directors. See “Certain Relationships and Related Transactions” for a discussion of the fees paid to Atlantic Capital Advisors LLC.

•	Restricted Common Stock Awards— In 2015, we issued shares of restricted common stock to the named executive officers under our 2015 Equity Incentive Plan. The forfeiture restrictions on such shares of restricted common stock lapse over a period of five years. We believe that this lapsing period is an important retention device and encourages the named executive officers to focus on sustaining our long-term performance.

Compensation Philosophy and Objectives

We, through our equity compensation program, seek to attract, motivate and retain top quality senior executives who are committed to our core values of prudent risk-taking and integrity. The compensation and governance committee acknowledges that the real estate finance industry is highly competitive and that experienced professionals have significant career mobility. We compete for executive talent with a large number of real estate investment companies and specialty finance companies, some of which are privately owned and some of which have significantly larger market capitalization than we do. We are a specialized company in a highly competitive industry and our ability to attract, retain and reward the named executive officers and other key employees is essential to maintaining our competitive position in the real estate finance industry.

The compensation and governance committee’s objectives in developing and administering the equity compensation program are to:

•	focus decision-making and behavior on goals that are consistent with our overall business strategy without threatening the long-term viability of our company;

•	attract, retain and motivate a highly-skilled executive officers that will contribute to our successful performance;

•	align the interests of the named executive officers with the interests of our shareholders by motivating executives to increase long-term shareholder value;

•	provide equity compensation opportunities that are competitive within industry standards thereby reflecting the value of the position in the marketplace;

•	support a culture committed to paying for performance where equity compensation is commensurate with the level of performance achieved; and

•	maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics.

The compensation and governance committee is committed to the ongoing review and evaluation of the named executive officer compensation levels and program. It is the committee’s view that compensation decisions are best made after a deliberate review of company and individual performance, within the risk parameters established by management and the board. Consistent with this view, the compensation and governance committee periodically assesses our performance within the context of the industry’s overall performance and internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective position. In past years, the compensation and governance committee considered, among other things, analyses prepared by and the advice of FTI Consulting, Inc., an independent compensation consultant engaged by the compensation and governance committee.

Role of Executive Officers in Compensation Decisions

The compensation and governance committee makes all equity compensation decisions related to the named executive officers. When making equity compensation decisions for the named executive officers (other than Michael R. Hough), the compensation and governance committee seeks input from Michael R. Hough, our chief executive officer, given his direct day-to-day working relationship with our senior executives. The compensation and governance committee engages in discussions and makes final determinations related to equity compensation paid to the named executive officers. All decisions regarding Michael R. Hough’s compensation are made by the compensation and governance committee.

Compensation Committee Consideration of the 2015 Vote on Executive Compensation

In determining our executive compensation program for the remainder of 2015 and for 2016, the compensation committee generally considered the results of the 2015 advisory vote of our shareholders on executive compensation presented in our 2015 proxy statement. The compensation committee noted that approximately 85% of the votes cast approved the compensation of the named executive officers as described in our 2015 proxy statement. The compensation committee considered these voting results as supportive of the committee’s general executive compensation practices.

Engagement of Compensation Consultant

The compensation and governance committee is authorized to retain the services of one or more executive compensation consultants, in its discretion, to assist with the establishment and review of our equity compensation programs and related policies, and has used their services in the past. The compensation and governance committee has sole authority to hire, terminate and set the terms of future engagements with compensation consultants.

Compensation Decisions of the Manager

As discussed above, for 2015, the named executive officers’ cash compensation was derived from the management fees we and ACM pay to the manager and additional income provided by certain other investment and consulting activities of the manager. The independent directors of our board of directors negotiate the terms of our management agreement with the manager, including the management fees payable; however, our board of directors has no authority to direct how the manager spends or allocates those fees. As a result, our board of directors has no control over, or information about, the compensation arrangements between the manager and its executive officers.

During the year ended December 31, 2015, we incurred approximately $16.2 million in management fees and $5.1 million in reimbursable expenses under the management agreement. No portion of the management fees is specifically allocated to the compensation of the named executive officers and none of the reimbursement payments were specifically attributable to the compensation of the named executive officers. The named executive officers hold limited liability company partnership interests in the manager and, as a result, any annual cash compensation paid by the manager to the named executive officers would be in the form of partnership distributions. Such partnership distributions are not fixed compensation and would fluctuate each year based on the operating performance of the manager and each separate entity it manages (which, as of the date hereof, includes our company and ACM).

For more information about the terms of our management agreement with Atlantic Capital Advisors LLC, see “Certain Relationships and Related Transactions” below.

Equity Incentive Awards

Overview. Our 2015 Equity Incentive Plan allows for grants of long-term incentive awards to named executive officers and key employees of, and consultants and other service providers to, us and the manager, through grants stock of options (including incentive stock options qualifying under Internal Revenue Code section 422 and nonstatutory stock options), stock appreciation rights, restricted stock awards, phantom stock, performance awards, other stock-based awards, or any combination of the foregoing. Awards granted to named executive officers under our 2015 Equity Incentive Plan are designed to align the named executive officers’ interests with the interests of shareholders by providing each officer with an ownership interest in our company and a stake in our long-term success. Our 2015 Equity Incentive Plan is administered by the compensation and governance committee, which has the discretion to determine those individuals or entities to whom awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted stock awards. Each such award may have a vesting period that is tied to each named executive officer’s or employee’s continued service to our company or a specifically identified set of performance measures.

September 2015 Awards. On September 15, 2015, the compensation and governance committee approved the grant of an aggregate of 251,570 shares of time-based restricted common stock under our 2015 Equity Incentive Plan to the named executive officers. The shares are scheduled to vest ratably on an annual basis over a five-year period beginning on the first anniversary of the date of the grant. Under certain circumstances, the named executive officers may be required to forfeit their respective restricted common stock awards pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, applicable stock exchange listing rules, or any clawback or recoupment policy adopted by our board of directors or compensation and governance committee in the future. All of the awards are issued and outstanding as of the grant date, and the awardee is entitled to receive dividends as declared and paid on the shares and to vote the shares from the date of grant.

The compensation and governance committee approved the following time-based restricted common stock awards:

Michael R. Hough	91,194
Benjamin M. Hough	81,761
Kenneth A. Steele	47,169
Frederick J. Boos, II	31,446

The time-based restricted common stock awards were granted in recognition of the management team’s performance during 2014 and 2015. The September 2015 equity grants were designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, deter the named executive officers from seeking other employment opportunities and align the interests of the named executive officers with our shareholders’ interests. Existing ownership levels were not a factor in award determinations, as the compensation and governance committee does not want to discourage executive officers from holding significant amounts of our shares.

The compensation and governance committee considered a number of factors in determining to make the September 2015 awards, including:

•	for the 12 months ended June 30, 2015, we declared $2.00 per share of total dividends for a yield of 12.3% based on the closing share price on the NYSE on June 30, 2015;

•	we completed the acquisition of 100% of the voting interests of Pingora Loan Servicing LLC and Pingora Asset Management LLC (together “Pingora”) in August 2015, and diversified our portfolio by purchasing $171 million of mortgage servicing rights on conforming loans during the third quarter from Pingora’s flow purchase partners;

•	repurchased 373,883 shares of common stock at an average price of $16.78 per share pursuant to our stock repurchase program;

•	managed our portfolio of agency securities of approximately $16.7 billion of mortgage-backed securities as of June 30, 2015; and

•	since our initial public offering in 2008, there have been no material problems with closing our books and preparing financial statements, no material audit differences and no identified material weakness in internal control over financial reporting.

While the compensation and governance committee currently expects to continue to grant shares of restricted common stock in future years, we have not in the past made equity awards on a fixed schedule to the named executive officers, and the committee’s decision whether to approve any equity awards in the future will depend on our company’s performance, market trends and practices, expense implications, tax efficiencies or other considerations that warrant reconsideration of the form of long-term equity compensation in the committee’s sole discretion. Restricted common stock, as compared to stock options, are regarded by executive officers as an award with a lower risk than stock options, because at vesting, shares of restricted common stock will have value equal to the market price of the underlying shares, even if there has been no appreciation in the market price of our common stock during the vesting period. Stock options, even if vested, will not have any value unless the market price for our common stock at the time of exercise is greater than the exercise price of the option. Accordingly, the compensation and governance committee believes that shares of restricted common stock are a more effective retention and recruiting tool because the value of the awards is perceived as more tangible by the named executive officers.

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. As discussed above, we are managed by Atlantic Capital Advisors LLC pursuant to the management agreement between the manager and us. In 2015, we did not have any executive officers whom we compensated directly with salaries or other cash compensation. The amounts shown in the table below represent the equity compensation paid directly by us to the named executive officers for the year as consideration for services rendered to our company. The table does not include any cash compensation paid by the manager to the named executive officers. With respect to stock awards, the dollar amounts indicated in the table under “Stock Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Year	Stock Awards		All Other Compensation (2)	Total
Michael R. Hough Chairman and Chief Executive Officer	2015	$1,449,985	(1)	$379,640	$1,829,625
	2014	1,438,945		327,773	1,766,718
	2013	1,449,991		290,198	1,740,189
Benjamin M. Hough President and Chief Operating Officer	2015	1,300,000	(1)	339,220	1,639,220
	2014	1,290,089		291,883	1,581,972
	2013	1,299,993		268,044	1,568,037
Kenneth A. Steele Chief Financial Officer, Treasurer and Secretary	2015	749,987	(1)	200,273	950,260
	2014	744,279		176,047	920,326
	2013	750,008		161,776	911,784
Frederick J. Boos, II Executive Vice President and Chief Investment Officer	2015	499,991	(1)	132,194	632,185
	2014	496,179		115,789	611,968
	2013	499,999		105,560	605,559

(1)	These shares were granted pursuant to our 2015 Equity Incentive Plan and will vest in five equal annual installments beginning on September 15, 2016, provided the named executive officer remains an employee or director of our company on the vesting date. Based upon $15.90 per share, the closing price of our common stock on the NYSE on the date of grant. For additional information, see “Executive Officer Compensation—Compensation Discussion and Analysis—Equity Incentive Awards.”
(2)	All other compensation for 2015 represents dividends and distributions on unvested shares of restricted common stock.

2015 Grants of Plan Based Awards

The following table sets forth information with respect to plan-based restricted common stock awards granted in 2015 to the named executive officers. The dollar amounts indicated under the “Grant Date Fair Value” is the full fair value of each grant, in accordance with the applicable accounting literature.

Name	Date of Grant	All Other Stock Awards: Number of Shares (1)	Grant Date Fair Value of Stock Awards (2)
Michael R. Hough	September 15, 2015	91,194	$1,449,985
Benjamin M. Hough	September 15, 2015	81,761	1,300,000
Kenneth A. Steele	September 15, 2015	47,169	749,987
Frederick J. Boos, II	September 15, 2015	31,446	499,991

(1)	These shares were granted pursuant to our 2015 Equity Incentive Plan and will vest in five equal annual installments beginning on September 15, 2016, provided the named executive officer remains an employee or director of our company on the vesting date. For additional information, see “Executive Officer Compensation—Compensation Discussion and Analysis—Equity Incentive Awards.”
(2)	Based upon $15.90 per share, the closing price of our common stock on the NYSE on the date of grant.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information on the holdings of equity awards by the named executive officers as of December 31, 2015.

		Stock Awards
Name	Grant Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)
Michael R. Hough	September 15, 2015	91,194	$1,199,201
	September 10, 2014	58,913	774,706
	September 26, 2013	45,983	604,677
	September 17, 2012	18,000	236,700
	August 4, 2011	9,385	123,413
Benjamin M. Hough	September 15, 2015	81,761	1,075,157
	September 10, 2014	52,818	694,557
	September 26, 2013	41,226	542,122
	September 17, 2012	16,000	210,400
	August 4, 2011	8,260	108,619
Kenneth A. Steele	September 15, 2015	47,169	620,272
	September 10, 2014	30,472	400,707
	September 26, 2013	23,785	312,773
	September 17, 2012	10,000	131,500
	August 4, 2011	5,256	69,116
Frederick J. Boos, II	September 15, 2015	31,446	413,515
	September 10, 2014	20,314	267,129
	September 26, 2013	15,855	208,493
	September 17, 2012	6,000	78,900
	August 4, 2011	3,566	46,893

(1)	The shares of restricted common stock were granted pursuant to our 2010 Equity Incentive Plan and 2015 Equity Incentive Plan and will vest in five equal annual installments beginning on the first anniversary of the grant date, provided the named executive officer remains an employee or director of our company on the vesting date.
(2)	Based upon $13.15 per share, the closing price of our common stock on the NYSE on December 31, 2015.

Stock Vested in 2015

The following table sets forth information on the shares of restricted common stock held by the named executive officers that vested during the year ended December 31, 2015. The shares of restricted common stock described below were granted to our executive officers on July 8, 2010, August 4, 2011, September 17, 2012, September 26, 2013 and September 10, 2014 pursuant to our 2010 Equity Incentive Plan.

Name	Vesting Date	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Michael R. Hough	July 8, 2015	5,328	$91,482
	August 4, 2015	9,384	151,927
	September 10, 2015	14,728	231,377
	September 17, 2015	9,000	145,620
	September 26, 2015	15,328	239,270
Benjamin M. Hough	July 8, 2015	4,618	79,291
	August 4, 2015	8,258	133,697
	September 10, 2015	13,205	207,451
	September 17, 2015	8,000	129,440
	September 26, 2015	13,742	214,513
Kenneth A. Steele	July 8, 2015	3,197	54,893
	August 4, 2015	5,255	85,079
	September 10, 2015	7,618	119,679
	September 17, 2015	5,000	80,900
	September 26, 2015	7,928	123,756
Frederick J. Boos, II	July 8, 2015	2,309	39,646
	August 4, 2015	3,566	57,734
	September 10, 2015	5,079	79,791
	September 17, 2015	3,000	48,540
	September 26, 2015	5,286	82,514

(1)	Based upon $17.17 per share, $16.19 per share, $15.71 per share, $16.18 per share, and $15.61 per share, the closing prices of our common stock on the NYSE on the vesting dates, July 8, 2015, August 4, 2015, September 10, 2015, September 17, 2015 and September 25, 2015 respectively.

Potential Payments Upon Termination or Change in Control

Under our 2010 Equity Incentive Plan, our 2015 Equity Incentive Plan and the restricted stock award agreements with the named executive officers, upon a change in control (as defined in our 2010 Equity Incentive Plan and our 2015 Equity Incentive Plan) or a termination of the management agreement by us without cause (as determined in accordance with our management agreement), all outstanding restricted common stock awards immediately vest. In addition, if the management agreement is terminated by us for any reason other than for cause (as determined in accordance with our management agreement), including in connection with a change in control of our company, the manager will be paid a termination fee equal to four times the average annual management fee earned by the manager during the two years immediately preceding termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. For more information about the manager and the terms of our management agreement with Atlantic Capital Advisors LLC, see “Certain Relationships and Related Transactions” below.

The following table sets forth the value of the unvested restricted stock held by the named executive officers that would automatically vest in connection with a change in control or termination of the management agreement without cause, assuming such event occurred on December 31, 2015. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the table.

Name	Value of Vesting Restricted Stock (1)
Michael R. Hough	$2,938,696
Benjamin M. Hough	2,630,855
Kenneth A. Steele	1,534,368
Frederick J. Boos, II	1,014,930

(1)	Consists of all outstanding shares of restricted common stock held by such named executive officer that had not vested as of December 31, 2015. Based on $13.15 per share, the closing price of our common stock on the NYSE on December 31, 2015.

Equity Compensation Plans

The following table provides information as of December 31, 2015 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders (1)	—	—	1,176,333
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	—	—	1,176,333

(1)	Consists of our 2015 Equity Incentive Plan under which our board of directors grants stock options (including incentive stock options qualifying under Code section 422 and nonstatutory stock options), stock appreciation rights, restricted stock awards, phantom stock, other stock-based awards, or any combination of the foregoing, to employees, officers and directors of our company and the manager, Atlantic Capital Advisors LLC. Upon the approval of our 2015 Equity Incentive Plan by the shareholders on May 6, 2015, the 2015 Equity Incentive Plan replaced our 2010 Equity Incentive Plan. We will no longer make any grants under the 2010 Equity Incentive Plan (although awards previously made under the 2010 Equity Incentive Plan that are outstanding will remain in effect in accordance with the terms of that plan and the applicable award agreements).

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE

APPROVING EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Securities Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding shareholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as a “say-on-pay” proposal or resolution. At our 2011 annual meeting of shareholders held on May 4, 2011, our shareholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of the named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the named executive officers every year. Our board of directors considered the voting results with respect to the frequency proposal and other factors, and the board currently intends to hold a non-binding, advisory vote on the executive compensation program every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of the named executive officers at our 2017 annual meeting of shareholders.

Accordingly, we are presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our equity compensation program for the named executive officers by voting for or against the following resolution.

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

While this vote is advisory and not binding on us, it will provide information to us and the compensation and governance committee regarding shareholder sentiment about our executive compensation philosophy, policies and practices, which the compensation and governance committee will be able to consider when determining equity compensation for the named executive officers for the remainder of 2016 and beyond.

2015 Equity Compensation

In 2015, we did not have any executive officers whom we compensated directly with salaries or other cash compensation. In September 2015, we granted shares of restricted common stock directly to the named executive officers pursuant to our 2015 Equity Incentive Plan. The September 2015 time-based restricted common stock awards were granted in recognition of the management team’s performance and leadership over the preceding 12 months. The 2015 equity grants were designed to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of our executive officers with our shareholders’ interests and retain or recruit our executive officers.

Compensation Decisions of the Manager

As described in detail under the heading “Executive Officer Compensation” above, we are externally managed by Atlantic Capital Advisors LLC pursuant to the management agreement between the manager and us. For 2015, the named executive officers’ cash compensation was derived from the management fees we and ACM pay to the manager and additional income provided by certain other investment and consulting activities of the manager. The independent directors of our board of directors negotiate the terms of our management agreement with the manager, including the management fees payable; however, our board of directors has no authority to direct how the manager spends or allocates those fees. As a result, our board of directors has no control over, or information about, the compensation arrangements between the manager and its executive officers.

During the year ended December 31, 2015, we incurred approximately $16.2 million in management fees and $5.1 million in reimbursable expenses under the management agreement. No portion of the management fees is specifically allocated to the compensation of the named executive officers and none of the reimbursement payments were specifically attributable to the compensation of the named executive officers. The named executive officers hold limited liability company partnership interests in the manager and, as a result, any annual cash compensation paid by the manager to the named executive officers would be in the form of partnership distributions. Such partnership distributions are not fixed compensation and would fluctuate each year based on the operating performance of the manager and each separate entity it manages (which, as of the date hereof, includes our company and ACM).

For more information about our 2015 equity compensation, please see “Executive Officer Compensation” above. For more information about the manager and the terms of our management agreement with Atlantic Capital Advisors LLC, see “Certain Relationships and Related Transactions” below.

The board of directors recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of March 2, 2016, with respect to each of our directors; each of our executive officers; each shareholder of our company that is known to us to be the beneficial owner of more than 5% of our common stock based upon filings made with the SEC; and all directors and executive officers as a group.

Unless otherwise indicated, the business address for each of the identified shareholders is that of our principal executive offices located at 751 W. Fourth Street, Suite 400, Winston-Salem, North Carolina 27101. Except as indicated in the footnotes below, none of the executive officers or directors has pledged shares of common stock as collateral.

Name of Beneficial Owner	Shares of Common Stock (1)	Percent of Common Stock (2)
Michael R. Hough (3)	470,926	*
Benjamin M. Hough (4)	435,579	*
Kenneth A. Steele (5)	244,838	*
Frederick J. Boos, II (6)	168,583	*
David W. Berson	23,817	*
Ira G. Kawaller	28,837	*
Vicki McElreath	10,575	*
Jeffrey D. Miller	22,817	*
William V. Nutt, Jr.	8,622	*
Thomas D. Wren	22,817	*
All directors and executive officers as a group (10 persons)	1,437,411	1.5%
Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., Artisan Partners Funds, Inc. (7)	5,853,719	6.1%
BlackRock, Inc. (8)	7,430,869	7.8%
The Vanguard Group - 23-1945930 (9)	6,482,974	6.8%

*	Represents ownership of less than 1.0%.
(1)	In accordance with SEC rules, each listed person’s beneficial ownership includes: (1) all shares the investor actually owns beneficially or of record; (2) all shares over which the investor has or shares voting or dispositive control; and (3) all shares the investor has the right to acquire within 60 days.
(2)	Based on shares of our common stock outstanding as of March 2, 2016.
(3)	Mr. Hough has sole voting and dispositive power with respect to 468,657 shares of common stock and shared voting and dispositive power with respect to 2,269 shares of common stock held indirectly through Atlantic Capital Advisors LLC.
(4)	Mr. Hough has sole voting and dispositive power with respect to 433,494 shares of common stock, shared voting and dispositive power with respect to 1,985 shares of common stock held indirectly through Atlantic Capital Advisors LLC and shared voting and dispositive power with respect to 100 shares of common stock held by a family member.
(5)	Mr. Steele has sole voting and dispositive power with respect to 243,136 shares of common stock and shared voting and dispositive power with respect to 1,702 shares of common stock held indirectly through Atlantic Capital Advisors LLC.
(6)	Mr. Boos has sole voting and dispositive power with respect to 167,448 shares of common stock and shared voting and dispositive power with respect to 1,135 shares of common stock held indirectly through Atlantic Capital Advisors LLC.
(7)

This information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on February 2, 2016. The business address for these shareholders is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. Each of Artisan Partners Asset Management Inc., Artisan Partners Holdings LP, Artisan Partners Limited

Partnership and Artisan Investments GP LLC is deemed to have shared power to vote or to direct the vote with respect to 5,581,386 shares of common stock and is deemed to have shared power to dispose or to direct the disposition with respect to 5,853,719 shares of common stock. Artisan Partners Funds, Inc. is deemed to have shared power to vote or to direct the vote, and to dispose or to direct the disposition, with respect to 3,852,983 shares of common stock. The shares reported in the Schedule 13G/A have been acquired on behalf of discretionary clients of Artisan Partners Limited Partnership. Persons other than Artisan Partners Limited Partnership have the right to receive all dividends from, and the proceeds from the sale of, such shares.
(8)	This information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on January 26, 2016. The business address for this shareholder is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc., in its capacity as the parent holding company of several subsidiaries, is deemed to have sole power to vote or to direct the vote with respect 7,214,006 shares of common stock and is deemed to have sole power to dispose or to direct the disposition with respect to 7,430,869 shares of common stock. Various persons have the right to receive, or the power to direct receipt of, dividends from, or the proceeds from the sale of, such securities. No such person is known to BlackRock, Inc. to have such right or power with respect to more than five percent of the common stock.
(9)	This information and the information in this footnote were obtained from a Schedule 13G/A filed with the SEC on February 11, 2016. The business address for this shareholder is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group – 23-1945930 (“Vanguard”), in its capacity as an investment adviser, is deemed to have sole power to vote or to direct the vote with respect to 121,982 shares of common stock, shared power to vote or to direct the vote with respect to 6,000 shares of common stock, sole power to dispose or to direct the disposition with respect to 6,360,292 shares of common stock and shared power to dispose or to direct the disposition with respect to 122,682 shares of common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 116,682 shares of common stock, or less than one percent of the shares of common stock outstanding, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 11,300 shares of common stock, or less than one percent of the shares of common stock outstanding, as a result of its serving as investment manager of Australian investment offerings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2015 the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 23, 2012, we entered into our management agreement with Atlantic Capital Advisors LLC (the “management agreement”). Our independent directors approved the management agreement during an executive session without the presence of the management team. The management agreement has a three-year term and automatically renews for additional one-year terms unless terminated in accordance with its provisions.

We incurred approximately $16.2 million in management fees and $5.1 million in reimbursable expenses under the management agreement during the year ended December 31, 2015. None of the reimbursement payments were specifically attributable to the compensation of the named executive officers. Reimbursable expenses include approximately 80% of our portion of the rent paid by the manager for our office space. As of October 2014, our office space is rented from a real estate partnership owned by Messrs. Michael R. Hough, Benjamin M. Hough, Kenneth A. Steele and a third-party investor, at an annual rate of approximately $360,000, pursuant to a 12-year lease ending in 2026. Because of the interests of our executive officers in such real estate partnership, our board of directors ordered an independent market study from a nationally-recognized brokerage firm to determine market rent for the area. The lease between the real estate partnership and Atlantic Capital Advisors LLC was reviewed and approved by our independent directors. In addition, all decisions related to the enforcement of, or the amendment of, the terms of the lease must be approved by a majority of the independent directors.

The management agreement requires the manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. All of our executive officers also serve as executive officers of the manager and own a controlling interest in the manager. In addition, all of our executive officers are also executive officers of ACM, a private mortgage REIT managed by the manager that has similar investment objectives to ours. Furthermore, three of our directors, Michael R. Hough, Benjamin M. Hough and Thomas D. Wren, also serve as directors of ACM.

Our independent directors review the manager’s performance periodically and, following the initial term, the management agreement may be terminated upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common stock, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) a determination that the management fees payable to the manager are not fair, subject to the manager’s right to prevent such a termination pursuant to clause (2) by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors and the manager. We must provide 180 days’ prior notice of any such termination and the manager will be paid a termination fee equal to four times the average annual management fee earned by the manager during the two years immediately preceding termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

We may also terminate the management agreement without payment of the termination fee with 30 days’ prior written notice for cause, which is defined as (1) the manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (2) the manager’s engagement in any act of fraud, misappropriation of funds, or embezzlement against us, (3) the manager’s gross negligence, bad faith, willful misconduct or reckless disregard in the performance of its duties under the management agreement, (4) the commencement of any proceeding relating to the manager’s bankruptcy or insolvency that is not withdrawn within 30 days or in certain other instances where the manager becomes insolvent, (5) the dissolution of the manager (unless the directors have approved a successor under the management agreement), (6) a change of control (as defined in the management agreement) of the manager or (7) if fewer than two of the key principals (as defined in the management agreement) are full-time employees of the manager. Cause does not include unsatisfactory performance, even if that performance is materially detrimental to our business. The manager may terminate the management agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act of 1940. Furthermore, the manager may decline to renew the management agreement by providing us with 180 days’ written notice. The manager may also terminate the management agreement upon 60 days’ written notice if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay the manager a termination fee in accordance with the terms of the management agreement.

We indemnify our directors and executive officers to the fullest extent permitted by Maryland law so that they will be free from undue concern about personal liability in connection with their service to our company. This is required under our bylaws, and we have also entered into agreements with those individuals contractually obligating us to provide this indemnification to them.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2017 annual meeting of shareholders must be received by the corporate secretary of the company no later than November 25, 2016 in order to be considered for inclusion in our proxy statement relating to the 2017 meeting pursuant to Rule 14a-8 under the Securities Exchange Act (“Rule 14a-8”).

Our bylaws currently provide that in order for a proposal of a shareholder to be presented at our 2017 annual meeting of shareholders, other than a shareholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than the close of business on October 26, 2016 and on or before November 25, 2016. If the 2017 annual meeting of shareholders is scheduled to take place before April 4, 2017 or after June 3, 2017 then notice must be delivered no earlier than the close of business on the 150th day prior to the 2017 annual meeting of shareholders and not later than the close of business on the later of the 120th day prior to the 2017 annual meeting of shareholders or the tenth day following the day on which public announcement of the date of the 2017 annual meeting of shareholders is first made public by our company. Any such proposal should be mailed to: Hatteras Financial Corp., 751 W. Fourth Street, Suite 400, Winston-Salem, North Carolina 27101, Attention: Corporate Secretary. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

By Order of the Board of Directors

Kenneth A. Steele
Chief Financial Officer, Secretary and Treasurer

Winston-Salem, North Carolina

March 25, 2016

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HATTERAS FINANCIAL CORP. 751 W. FOURTH STREET, SUITE 400 WINSTON SALEM, NC 27101

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:		☐	☐	☐
1.	Election of Directors

Nominees

01	Michael R. Hough 02 Benjamin M. Hough 03 David W. Berson 04 Ira G. Kawaller 05 Vicki McElreath
06	Jaffrey D. Miller 07 William V. Nutt, Jr. 08 Thomas D. Wren

The Board of Directors recommends you vote FOR proposals 2. and 3.						For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2016.					☐	☐	☐

3.	To approve, by non-binding vote, executive compensation.					☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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HATTERAS FINANCIAL CORP. Annual Meeting of Shareholders May 4, 2016 10:30 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael R. Hough, Benjamin M. Hough and Kenneth A. Steele, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HATTERAS FINANCIAL CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 AM, EDT on 5/4/2016, at the Old Town Club, 2875 Old Town Club Road, Winston Salem, NC 27106, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side